Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in the joint proxy statement/information statement/prospectus constituting a part of this Registration Statement of our report dated April 15, 2025, relating to the consolidated financial statements of Integrated Wellness Acquisition Corp. (the Company), which is contained in that joint proxy statement/information statement/prospectus. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the joint proxy statement/information statement/prospectus.

/s/ BDO USA, P.C.
New York, New York

September 18, 2025